UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.__4___)*


                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   68273G101
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                                 (CUSIP Number)

                                DECEMBER 31, 2003
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 056032105
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 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      BRUCE BENT ASSOCIATES, INC
       65-1104941

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [  ]
      (b) [X ]
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 3    SEC USE ONLY
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 4    CITIZENSHIP OR PLACE OF ORGANIZATION  FLORIDA
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              5    SOLE VOTING POWER  1,147,900
NUMBER OF     -----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER  0
OWNED BY      -----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER  1,147,900
PERSON WITH   -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER  0
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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,147,900
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[ NO]
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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  6.44%
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 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
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      1A
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Item 1

    (a)  Name of Issuer  ONLINE RESOURCES & COMMUNICATIONS CORPORATION

    (b)  Address of Issuer's Principal Executive Offices
         7600 COLSHIRE DRIVE McLEAN, VIRGINIA 22102

Item 2

    (a)  Name of Person Filing  BRUCE BENT ASSOCIATES, INC.

    (b) Address of Principal Business Office or, if none, Residence 950 THIRD AVENUE, 28TH FLOOR NEW YORK, NEW YORK 10022

    (c)  Citizenship  SEE ITEM 4 OF COVER PAGE

    (d)  Title of Class of Securities  SEE COVER PAGE

    (e)  CUSIP Number  SEE COVER PAGE

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [  ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [X ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:  1,147,900

    (b)  Percent of class:  6.44%

    (c)  Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote  1,147,900

         (ii)  Shared power to vote or to direct the vote

         (iii) Sole power to dispose or to direct the disposition of

         (iv)  Shared power to dispose or to direct the disposition of


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8.  Identification and Classification of Members of the Group.


Item 9.  Notice of Dissolution of a Group


Item 10.  Certification

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 FEBRUARY 12, 2004
                                         ----------------------------------
                                                       Date

                                               /s/ BRUCE D. BENT
                                         ----------------------------------
                                                     Signature


                                                   BRUCE D. BENT
                                                   PRESIDENT
                                         ----------------------------------
                                                     Name/Title



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


ACN/Form 13G  (C) 2001: Advisor Consultant Network, Inc.